SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒	Soliciting Material Pursuant to ss. 240.14a-12

PEERLESS SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

TIMOTHY E. BROG
RAHUL RIMMY MALHOTRA
ERIC S. NEWMAN
PEERLESS FULL VALUE COMMITTEE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Tuesday, May 29, 2007

Peerless Full Value Committee Mails Proxy Statement

New York, New York, May 29, 2007 - On Tuesday, May 29, 2007, the Peerless Full Value Committee delivered the following letter to the stockholders of the Company:

PEERLESS FULL VALUE COMMITTEE
708 Third Avenue, 22nd Floor
New York, New York 10017
(212) 557-6150

May 23, 2007

Fellow Peerless Stockholders:

TALK IS CHEAP

The Peerless Board of Directors is asking stockholders to believe that after 10 years of failing to maximize shareholder value, that they finally have the right recipe. The Board states that they have “implemented a comprehensive restructuring plan” and made “improvements to their corporate strategy.” If the Board and management are such strong believers in their so called “plan” and their ability to maximize shareholder value, we ask stockholders to consider why they do not buy Peerless common stock and put their money where their mouth is. We are the Peerless Full Value Committee, the second largest Peerless stockholder, and we own 8.8% of the Company’s common stock. Unlike the Peerless Board and management, we “eat what we cook” and “put our money where our mouth is.”

IT IS TIME FOR A CHANGE AT PEERLESS

We ask Peerless stockholders to consider and to ask the Board why they have NEVER reached into their own pocket, like ourselves and other fellow Peerless stockholders, to purchase Peerless common stock. NEVER. Three out of four Board members do not own a single share of common stock and ALL four have NEVER purchased a single share in the open market.

Number of Peerless Common Stock
Current Peerless Board Members	Purchased in the Open Market
Robert G. Barrett	0
Louis C. Cole	0
Richard L. Roll	0
William B. Patton Jr.	0

We ask stockholders to consider whose interests are more aligned with theirs. Board members who have never purchased a single share of Peerless common stock or the second largest stockholder of Peerless who owns over 1.5 million shares of Peerless common stock? Please vote the WHITE proxy card today!

ARE YOU AWARE OF PEERLESS’ ACQUISITION TRACK RECORD?

We are deeply concerned that the Board will make an ill-advised acquisition with the substantial cash reserves that the Company possesses. The Board has a poor record of investing the Company’s capital as evidenced by the fact that $73 million of research and development expenditures over the past seven years have not produced a positive rate of return and we feel that similar poor acquisition decisions could permanently impair the Company’s value.  To put the $73 million in research and development expenditures into perspective, prior to the Peerless Full Value Committee’s formation in April 2007, the Company’s enterprise value was approximately $22 million, $51 million LESS than the amount that the Company supposedly “invested.”

The Committee also believes that the Company’s plan to spend Peerless’ cash to make strategic acquisitions, establish a partnership or enter into a joint venture should be a concern for Peerless stockholders. In June 1999, the Company acquired Auco, Inc. (subsequently renamed Netreon) for approximately $21 million. In fiscal year 1999, revenue for Netreon was only $4.1 million and it was losing money. This acquisition was a disaster for Peerless not only because it wasted $21 million on the purchase, but Netreon’s operations consumed a significant amount of the Company’s cash. During fiscal year 2002, $9.7 million of cash was consumed by the operations of Netreon and the divestiture of its storage operations. In January 2002, Peerless divested itself of Netreon while retaining certain technology. The divestiture resulted in cash payments made by Peerless of $1.3 million. The current Chairman of the Board, Robert Barrett, was also the Chairman of the Board at the time of such acquisition. As a result, we are concerned that the Board will use Peerless’ cash in an ill-advised manner in order to mask the Company’s operating and investment failures.

TALK IS CHEAP

The current Chief Executive Officer has talked at great lengths about a ‘new’ strategic plan and a new path to profitability but with the current Board, the Committee fears that the new CEO will potentially be left unchallenged and unchecked. The CEO has recently stated “Since my arrival last December, Peerless’ board of directors and management have aggressively sought opportunities to maximize shareholder value and have affirmatively implemented strategies that we believe have the best chance of doing so.” It is almost six months since the CEO’s arrival, and the Company’s stock price prior to the Committee’s involvement was at a 52 week low.

The Committee is outraged, but not surprised, that since we started communicating with stockholders regarding our concerns about the current Board, that the Board quickly amended the CEO’s employment agreement to modify the definition of “change in control” to further entrench him. We ask the Peerless Board if the original definition of “change of control” was good enough on December 18, 2006, less than six months ago, why isn’t it good enough today?

The Committee believes that the Company’s stock price is the ultimate report card for the Board and the management it oversees. Based upon Peerless’ stock price the Board would receive a failing grade. In September 1996, Peerless sold its common stock in an initial public offering at $11 per share. On March 14, 2007, Peerless common stock reached a 52 week low of $1.86 per share.

THE PEERLESS FULL VALUE COMMITTEE IS COMMITTED
TO MAXIMIZING VALUE FOR ALL STOCKHOLDERS

Members of the Peerless Full Value Committee are significant stockholders of the Company. Our interests are clearly aligned with yours. We are not interested in the perks of directorships; rather we want to maximize the value of Peerless common stock for the benefit of all stockholders.

YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO CAST YOUR VOTE
AND LET THE COMPANY KNOW THE STATUS QUO IS NOT GOOD ENOUGH.

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE,
AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

If you have any questions or need assistance voting your shares, please call either Timothy Brog at (212) 557-6150 or D.F. King & Co., Inc. who is assisting us in this solicitation, toll free, at (800) 949-2583.

Thank you for your support.

Timothy Brog and Rimmy Malhotra
Peerless Full Value Committee

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

THE PEERLESS FULL VALUE COMMITTEE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON MAY 24, 2007 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FROM THE STOCKHOLDERS OF PEERLESS FOR USE AT THE 2007 ANNUAL MEETING. THE PEERLESS FULL VALUE COMMITTEE STRONGLY ADVISES ALL PEERLESS STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by the Peerless Full Value Committee through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from the Peerless Full Value Committee by contacting Timothy Brog, Pembridge Capital, 708 Third Avenue, New York, NY 10017 or by calling D.F. King & Co., Inc. at (800) 949-2583.

Information concerning the participants and their interests in the solicitation is set forth in the proxy statement filed with the SEC.

* * * * *

Pembridge Capital Management LLC is the management company for Pembridge Value Opportunity Fund LP, a Delaware Limited Partnership.

Contacts:

Timothy Brog Pembridge Capital Management LLC (212) 557-6150